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                                                                     EXHIBIT 3.6


                               AMENDMENT NO. 1 TO

                           THIRD AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                          AIRCOA HOTEL PARTNERS, L.P.



          THIS AMENDMENT NO. 1 (the "Amendment") to the Third Amended and Restated Agreement of Limited Partnership of AIRCOA Hotel Partners, L.P. (the "Partnership), dated as of July 30, 1987 (the "Partnership Agreement"), between AIRCOA Hospitality Services, Inc. (f.k.a. Associated Inns & Restaurants Company of America) (the "General Partner"), ABI, Ltd. and all of the additional Persons who have become limited partners under the Partnership Agreement pursuant to the terms thereof, is made and entered into effective as of May 2, 1997.

                                   RECITALS:

A. Pursuant to a Merger Agreement dated as of the date hereof, Regal Merger Limited Partnership, a Delaware limited partnership ("Regal"), will be merged with and into the Partnership, and as a result of such merger (the "Merger"), inter alia, (i) the separate existence of Regal will cease and the Partnership shall be the surviving partnership; (ii) each Class A Limited Partnership Unit of the Partnership (other than the Class A Limited Partnership Units owned by Regal Hotels International Holdings Limited ("Regal Holdings") or any direct or indirect subsidiary of Regal Holdings) shall be converted into a right to receive $3.10 in cash; (iii) each Class B Limited Partnership Unit of the Partnership (other than the Class B Limited Partnership Units owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings) shall be converted into a right to receive $20.00 in cash; and (iv) each Class A Limited Partnership Unit and each Class B Limited Partnership Unit in the Partnership owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings shall remain a unit of limited partnership interest in the Partnership.

B. It is anticipated that the Merger will be completed no later than June 30, 1997.

C. Pursuant to Section 21.2 of the Partnership Agreement, certain Class B Units are to automatically convert, at the conversion rate provided for pursuant to the Partnership Agreement, into Class A Units identical to the Class A Units issued pursuant to the Initial Public Offering on or about May 30, 1997 (the "1997 Conversion Date").
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D.   The General Partner has determined that there would be no material benefit to the holders of any of the Class A Units or Class B Units to complete the conversion for Class B Units to Class A Units pursuant to Section 21.2 of the Partnership Agreement, and that no holders of Class A Units or Class B Units would be adversely affected in any material respect by deferring the 1997 Conversion Date to a date no later than June 30, 1997 subject to the conditions set forth in this Amendment.

E. The General Partner has determined that it is in the best interests of the Partnership and the Limited Partners to amend the Partnership Agreement to so defer the 1997 Conversion Date.

F. The General Partner has obtained a Tax, Legality and Liability Opinion with respect to such amendment as required pursuant to Section 17.1(b).

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations contained herein, the parties hereto agree as follows:

                                   AGREEMENT:

     1. The following provision is hereby added to Section 21.2 of the Partnership Agreement, immediately following the existing text:

     Notwithstanding anything to the contrary in this Agreement, the date of such automatic conversion of Class B Units to Class A Units in 1997 shall be deferred to the earliest to occur of (i) the date of termination of the Agreement and Plan of Merger dated as of May 2, 1997, among the Partnership, the General Partner, Regal Hotel Management, Inc. and Regal Merger Limited Partnership (the "Merger Agreement") pursuant to Article VIII thereof; (ii) September 30, 1997; (iii) the record date established for any vote of the Limited Partners (other than any vote required in connection with the transactions contemplated in the Merger Agreement); or
     (iv) the record date for any distribution by the Partnership to the holders of Class A Units; provided, however, that the number of Class A Units to be
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     received upon the conversion of a Class B Unit on such deferred conversion date will be determined by dividing $20.00 per Class B Unit by the Unit Price of the Class A Units as of May 30, 1997.

     2. Except as expressly modified by the provisions of this Amendment, the Partnership Agreement and all of the terms, provisions and conditions thereof shall for all purposes remain unchanged, and in full force and effect, and are approved, ratified and confirmed, and from and after the date hereof all references to the Partnership Agreement in any other agreement to which any of the undersigned are parties shall mean the Partnership Agreement as amended hereby.

     3. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Partnership Agreement.
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          IN WITNESS WHEREOF, this Amendment is executed effective as of the date and year set forth in the Preamble hereof.


                                    GENERAL PARTNER:
                                    AIRCOA HOSPITALITY SERVICES, INC., a
                                    Delaware corporation


                                    By:  /s/ Douglas M. Pasquale
                                         _________________________________
                                            Name: Douglas M. Pasquale
                                            Title: President and Director


                                    By:  /s/ David C. Ridgley
                                         _________________________________
                                            Name: David C. Ridgley
                                            Title: Senior Vice President
                                                   and Chief Accounting
                                                   Officer